FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT (the " Amendment") dated as of February 27, 2009 among SMITHFIELD FOODS, INC., a Virginia corporation (the "Borrower"), the lender party hereto (the "Lender") and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., "RABOBANK NEDERLAND", NEW YORK BRANCH, as administrative agent (the "Administrative Agent").

PRELIMINARY STATEMENTS.  The Borrower and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch, as the only lender and as the Administrative Agent have entered into a Credit Agreement dated as of August 29, 2008 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"; the terms defined in the Credit Agreement being used herein as therein defined).  Each of the Borrower, Lender and the Administrative Agent wish to amend the Credit Agreement as hereinafter set forth effective as of the date hereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  Amendments to Section 1.01 of the Credit Agreement.  The definition of the terms "Interest Period" and "LIBO Rate" set forth in Section 1.01 of the Credit Agreement are each hereby amended in their respective entireties to read as follows and the definition "London Business Day" is added to Section 1.01 of the Credit Agreement to read as follows:

"Interest Period" means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the day that is one, two, or three months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month, shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period shall extend beyond the Maturity Date.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

"LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Bloomberg L.P. (the "Service") Page BBAM1/(Official BBA USD Dollar Libor Fixings) or any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in an amount equal to the relevant Borrowing in the London interbank market) at approximately 11:00 a.m., London time, two London Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the LIBO Rate with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/16 of 1%) at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of Rabobank in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two London Business Days prior to the commencement of such Interest Period.

"London Business Day" means any day that is a day on which dealings in deposits denominated in Dollars are carried out in the London interbank market.

SECTION 2.  Addition to Section 1.01 of the Credit Agreement.  Section 1.01 of the Credit Agreement is amended to add the following definition in alphabetical order thereto:

"Applicable Margin" means:

(a)          with respect to ABR Borrowings, 3.00%; provided that if after February 27, 2009 there is a change in the "Applicable Rate" that applies to "ABR Loans" (as both such quoted terms are defined in the Domestic Revolving Credit Facility) under the Domestic Revolving Credit Facility and Rabobank is a party to the Domestic Revolving Credit Facility, then the Applicable Margin for purposes of this Agreement and ABR Borrowings shall equal the "Applicable Rate" that applies to "ABR Loans" under the Domestic Revolving Credit Facility plus 0.50%; and

(b)          with respect to Eurodollar Borrowings, 4.00%; provided that if after February 27, 2009 there is a change in the "Applicable Rate" that applies to "Eurocurrency Loans" (as both such quoted terms are defined in the Domestic Revolving Credit Facility) under the Domestic Revolving Credit Facility and Rabobank is a party to the Domestic Revolving Credit Facility, then the Applicable Margin for purposes of this Agreement and Eurodollar Borrowings shall equal such "Applicable Rate" that applies to such "Eurocurrency Loans" under the Domestic Revolving Credit Facility plus 0.50%.

SECTION 3.  Amendments to Section 2.09 of the Credit Agreement.  Clauses (a) and (b) of Section 2.09 of the Credit Agreement are each amended in their respective entireties to read as follows:

(a)           ABR Borrowings.  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b)           Eurodollar Borrowings.  The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

SECTION 4.  Ratifications.  The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Agreement and except as expressly modified and superseded by this Amendment, the terms and provisions of the Agreement and the other Loan Documents are ratified and confirmed and shall continue in full force and effect.  Borrower, the Administrative Agent and the Lender agree that the Agreement as amended hereby and the other Loan Documents shall continue to be legal, valid, binding and enforceable in accordance with their respective terms.

SECTION 5. Representations and Warranties of the Borrower.  The Borrower represents and warrants as follows:

(a)           The representations and warranties contained in Article III of the Credit Agreement, are true and correct on and as of the date hereof as though made on and as of the date hereof except with respect to any representations and warranties limited by their terms to a specific date;

(b)           The execution, delivery and performance of this Amendment are within the Borrower's corporate powers and have been duly authorized by all necessary corporate and, if required, shareholder action.  This Amendment has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(c)           The execution, delivery and performance of this Amendment (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, (ii) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (iii) are permitted by the Revolving Credit Facility, the Senior Secured Notes and the Public Bond Documents and will not otherwise violate or result in a default under any of the Public Bond Documents, the Revolving Credit Facility, any of the Senior Secured Notes or any other indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (iv) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries; and

(d)  No Default nor any Event of Default exists.

SECTION 6.  Reference to and Effect on the Credit Agreement.  On and after the date hereof, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import shall mean and be a reference to the Credit Agreement as amended hereby.  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.

SECTION 7.  Execution in Counterparts.  This Amendment may be executed in any number of counterparts and on telecopy or other electronically reproduced counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

SECTION 8.  Governing Law.  This Amendment shall be construed in accordance with, and this Amendment and all matters arising out of or relating in any way whatsoever to this Amendment (whether in contract, tort or otherwise) shall be governed by, the law of the State of New York, other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction.  This governing law election has been made by the parties in reliance (at least in part) on Section 5–1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.

SECTION 9.  Final Agreement.  This Amendment represents the final agreement between the Borrower, the Lender and the Administrative Agent as to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

SMITHFIELD FOODS, INC.

By:	/s/ Carey J. Dubois
Carey J. Dubois, Vice President Finance

ADMINISTRATIVE AGENT AND LENDER:

COÖPERATIEVE CENTRALE
RAIFFEISEN-BOERENLEENBANK B.A.,
RABOBANK NEDERLAND", NEW
YORK BRANCH, as Administrative Agent and
sole Lender

By:	/s/ James V. Kenwood
James V. Kenwood, Executive Director

By:	/s/ Rebecca Morrow
Rebecca Morrow, Executive Director